FOR IMMEDIATE RELEASE

Contacts:

Avalon Pharmaceuticals, Inc.	Dorland Global Public Relations
C. Eric Winzer Executive Vice President & Chief Financial Officer Tel: (301) 556-9900 Fax: (301) 556-9910 Email: info@avalonrx.com	Kate Gormley (Media) Tel: (215) 928-2720 kgormley@dorland.com — The Trout Group Chad Rubin (Investors) Tel: (646) 378-2947

Avalon Pharmaceuticals Reports First Quarter 2008 Results

Germantown, Md., May 7, 2008 — Avalon Pharmaceuticals, Inc. (Nasdaq: AVRX), a clinical-stage biopharmaceutical company focused on the discovery and development of novel cancer therapeutics, today announced financial and operational results for the first quarter of 2008. For the three months ended March 31, 2008, net loss was $6.2 million, compared with $5.3 million in the first quarter of 2007. As of March 31, 2008, cash, cash equivalents and marketable securities totaled $23.6 million.

“Our clinical trials, pre-clinical product development programs and major collaborations continued to progress as planned in the first quarter of 2008,” stated Kenneth C. Carter, Ph.D., President and CEO. “We are excited about recent progress in our Aurora/Centrosome inhibitor program where we identified small molecule allosteric inhibitors of the PLK3 protein. We are also pleased with the progress of our other programs as we continue on track to complete our AVN944 Phase I hematological and Phase IIa pancreatic clinical trials in 2008.”

Conference Call & Webcast Information

Avalon Pharmaceuticals’ senior management will host a conference call on Thursday, May 8, 2008 at 8:30 a.m. Eastern Daylight Time, to discuss the quarterly results. Live audio of the conference call will be available to investors, members of the news media and the general public by dialing (877-419-6597) (in the U.S.) and (719-325-4858) (internationally), and providing the participant pass code, 4845885. To access the call by live webcast, please visit the Investor Relations section of our website at http://www.Avalonrx.com. An archived version of the webcast will also be available through June 30, 2008 on Avalon’s website.

Recent Highlights

Highlights so far in 2008 include the following previously reported events.

•	At a poster presentation at the American Association for Cancer Research 2008 Annual Meeting held April 12-16, in San Diego, CA, the Company reported that it used AvalonRx®, its biomarker-based drug discovery system, to identify small molecule allosteric inhibitors at the Aurora/Centrosome pathway, and to reveal the protein targeted by these compounds. These inhibitors potently induce death in cancer cells and inhibit the Polo-Like Kinase 3 (PLK3) protein, a key node in the centrosome pathway.

•	The Company’s drug discovery collaboration with Novartis progressed to the next stage which triggered an undisclosed payment to Avalon for research support. In the current phase of this collaboration, the Company is characterizing compounds identified from the completed high-throughput screen.

•	The Company identified hit compounds that affect the Hsp90 pathway under its collaboration with ChemDiv.

•	Dr. Philip Frost, M.D., Ph.D., was appointed to the Company’s board of directors. Dr. Frost has extensive experience in drug discovery and development over a very successful career in industry and academia, including leading positions at ImClone, Wyeth, the University of Texas M.D. Anderson Cancer Center and the University of California, Irvine.

Financial Results

Net loss was $6.2 million for the three months ended March 31, 2008 compared with $5.3 million in the first three months of 2007. Revenues for the first quarter of 2008 were $50,000, compared with $0.7 million for the same period of 2007. Revenues in both periods were from the Company’s collaboration with Novartis Institutes for Biomedical Research.

Total costs and expenses from operations were $6.5 million in the first quarter of 2008, an increase of $0.2 million compared with the $6.3 million reported for the first quarter of 2007. The increases in 2007 were principally due to higher clinical trial costs related to AVN944, somewhat offset by lower stock compensation expenses included in general and administrative expenses.

As of March 31, 2008, the Company had $23.6 million in cash, cash equivalents and marketable securities. Of that amount, $4.9 million was held in a restricted account to serve as collateral for long-term debt. Cash burn, defined as net cash used for all activities excluding cash raised in equity financings, was $4.9 million in the first quarter of 2008.

About Avalon Pharmaceuticals

Avalon is a biopharmaceutical company focused on the discovery, development and commercialization of first-in-class cancer therapeutics. Avalon’s lead product candidate, AVN944, an IMPDH inhibitor, is in Phase II clinical development. Avalon also has preclinical programs to develop inhibitors of the Beta-catenin and Aurora/Centrosome pathways, discovery programs for inhibitors of the Survivin and Myc pathways and partnerships with Merck, AstraZeneca/MedImmune, ChemDiv, Medarex, and Novartis. AvalonRx® is the company’s proprietary platform which is based on large-scale biomarker identification and monitoring, used to discover and develop therapeutics for pathways that have historically been characterized as “undruggable.”  Avalon is headquartered in Germantown, MD.

Forward Looking Statements

This announcement contains, in addition to historical information, certain forward-looking statements that involve risks and uncertainties, in particular, related to our expectations for 2008, progress in our drug discovery programs and our collaborations, and clinical progress in the development of AVN944. Such statements reflect the current views of Avalon management and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, risks and uncertainties including the risk that the discovery programs and collaborations may not be successful and that AVN944 will not progress successfully in its clinical trials, we may not be successful in partnering any of our internal programs or in signing new discovery partnerships, and other risks described in our SEC filings. There can be no assurance that our development efforts will succeed, that AVN944 will receive required regulatory clearance or, even if such regulatory clearance is received, that any subsequent products will ultimately achieve commercial success. The information in this Release should be read in conjunction with the Risk Factors set forth in our 2007 Annual Report on Form 10-K and updates contained in subsequent filings we make with the SEC.

AVALON PHARMACEUTICALS, INC.
STATEMENT OF OPERATIONS
(in thousands except for per share amounts)
(Unaudited)
	Three Months Ended
	March 31,
	2008	2007
		$
Revenues	$50		731
Costs and expenses:
Research and development	4,360		4,111
General and administrative	2,133		2,228
Total costs and expenses	6,493		6,339

Loss from Operations	(6,443)		(5,608)
Total other income	194		263

Net loss	$(6,249)		$(5,345)

Net loss per share — basic and diluted	$(0.37)		$(0.43)

Weighted average number of shares — basic and diluted	17,026		12,410

AVALON PHARMACEUTICALS, INC.
BALANCE SHEET INFORMATION
(in thousands)
	March 31,	December 31,
	2008	2007
	(unaudited)
ASSETS
Cash, cash equivalents and marketable securities	$18,727	$23,250
Restricted cash and securities	4,898	5,275
Property and equipment, net	6,995	7,325
other assets, net	1,292	1,456

Total assets	$31,912	$37,305

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$5,318	$4,685
Long-term liabilities	6,439	6,446
Total stockholders’ equity	20,155	26,174
Total liabilities and stockholders’ equity	$31,912	$37,305